Exhibit 99.1
FOR IMMEDIATE RELEASE
DATE: March 12, 2020

HERITAGE FINANCIAL AUTHORIZES NEW STOCK REPURCHASE PROGRAM
OLYMPIA, Wash., March 12, 2020 /PRNewswire/ -- Heritage Financial Corporation ("Company") (Nasdaq: HFWA), announced that its Board of Directors has authorized the repurchase of up to 5% of the Company's outstanding shares or approximately 1.8 million shares. The number, timing and price of shares repurchased will depend on business and market conditions, and other factors, including opportunities to deploy the Company's capital. The repurchase program may be discontinued at any time.
The new stock repurchase program follows the previous stock repurchase program approved in 2014, which allowed for the buyback of approximately 1.5 million shares. Under the previous program, 1,512,600 shares were repurchased.
As of December 31, 2019, the Company had consolidated total assets of $5.6 billion and shareholder's equity of $809.3 million with tangible common equity to tangible assets at 10.4%.
About Heritage Financial
Heritage Financial Corporation is an Olympia-based bank holding company with Heritage Bank, a full-service commercial bank, as its sole wholly-owned banking subsidiary. Heritage Bank has a branching network of 62 banking offices in Washington and Oregon. Heritage Bank also does business under the Whidbey Island Bank name on Whidbey Island. Heritage's stock is traded on the NASDAQ Global Select Market under the symbol "HFWA". More information about Heritage Financial Corporation can be found on its website at www.hf-wa.com and more information about Heritage Bank can be found on its website at www.heritagebanknw.com.
Source: Heritage Financial Corporation